Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Runway Growth Finance Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	21,054,668	$12.08(2)	$254,340,389(2)	.000011020	$28,028.31
Fees Previously Paid	Equity	Common Stock, par value $0.01 per share	457(c)	21,054,667	$12.95	$272,657,938	.000011020	$30,046.90(1)
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
Total Offering Amount						$254,340,389(2)		$28,028.31
Total Fees to Be Paid								$28,028.31
Total Fees Previously Paid								$30,046.90(1)
Net Fee Due								$0

(1)	Fee paid in connection with the Form N-2 filed on September 6, 2023.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of the shares of common stock on October 18th, 2023 as reported on the Nasdaq Global Select Market.